Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 4, 2010

USEC Reports First Quarter 2010 Results

•	Net loss of $9.7 million on lower revenue of $345 million
•	Results include one-time charge of $6.5 million related to health care overhaul
•	2010 outlook for revenue and gross profit margin reiterated
o	Revenue of approximately $2 billion
o	Gross profit of $100 to $120 million expected

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $9.7 million or 9 cents per share for the quarter ended March 31, 2010, compared to a net loss of $2.1 million or 2 cents per share for the first quarter of 2009.

The financial results for the quarter ended March 31, 2010 reflect a 41 percent lower volume of separative work units (SWU) sold compared to the same quarter of 2009 due to the timing of nuclear utility customer orders. USEC’s advanced technology expense, primarily from the American Centrifuge project, totaled $25.7 million during the quarter. This amount was offset in part by $9.7 million that was recognized as other income in the first quarter related to the Department of Energy’s cost-sharing support for American Centrifuge under the terms of a cooperative agreement between USEC and DOE. The income tax provision for the quarter includes a one-time charge of $6.5 million related to a change in tax treatment of Medicare Part D reimbursements resulting from recent health care legislation.

 “Despite reporting a loss, our revenue was on target and gross profit exceeded our expectations for the quarter. The decrease in SWU volume sold in the first quarter reflects the timing of customer orders and reactor refueling, which can vary significantly from quarter to quarter,” said John K. Welch, USEC president and chief executive officer. “Gross profit margins for 2010 are being compressed by higher costs seen in recent quarters that are reflected in our average inventory cost.”

“We’ve seen positive movement in our American Centrifuge project with the startup of the Lead Cascade testing program during the quarter, but that investment impacts our bottom line,” he said. “Absent the advanced technology expense and one-time, income tax-related charge, we would have reported positive earnings this quarter.”

USEC issued a separate news release today providing an update on the American Centrifuge project.

Revenue

Revenue for the first quarter was $344.7 million, a decrease of 32 percent compared to the same quarter of 2009. Revenue from the sale of SWU for the quarter was $266.6 million compared to $427.9 million in the same period last year. The volume of SWU sales declined 41 percent in the quarter while average prices billed to customers increased 5 percent, reflecting the particular contracts under which SWU were sold during the periods as well as the general trend of higher prices under contracts signed in recent years. We anticipate a decrease in the volume of SWU sales of approximately 15 percent in the full year 2010 compared with 2009.

Revenue from the sale of uranium was $15.6 million, a decrease of $13.0 million from the same quarter last year. The quarterly results reflect a decrease of 36 percent in uranium volume sold at average prices that were 14 percent lower than in the 2009 period due to the mix and timing of uranium contracts. Revenue from our U.S. government contracts segment was $62.5 million compared to $49.1 million in the first quarter last year, an increase of 27 percent.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.  At March 31, 2010, deferred revenue totaled $341.0 million, an increase of $39.1 million from December 31, 2009. The gross profit associated with deferred revenue as of March 31, 2010, was $56.9 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of  refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin, Other Income and Expenses

Cost of sales for the quarter ended March 31, 2010 for SWU and uranium was $267.2 million, a decrease of $147.7 million or 36 percent compared to the corresponding period in 2009, due to the associated decline in SWU sales volume noted above, partially offset by higher SWU unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs.

Production costs increased $17.5 million, or 8 percent, and production volume increased 9 percent in the three months ended March 31, 2010, compared to the corresponding period in 2009. The cost of electric power increased by $19.9 million, or 13 percent, in the three months ended March 31, 2010, compared to the corresponding period in 2009. Enrichment capacity and related power purchases were temporarily reduced in the corresponding period of 2009 due to an ice storm.

The unit production cost was flat in the three-month period. The average cost per megawatt hour increased 7 percent compared to the corresponding period in 2009 due to higher TVA fuel cost adjustments as well as the fixed, annual increase in the TVA contract price. The lower impact of fixed costs on increased production volume had a favorable effect on the unit production cost. While we expect to purchase 5.5 million SWU under the Megatons to Megawatts program in 2010, there were no deliveries in the first quarter.

Cost of sales for U.S. government contracts was $50.8 million in the first quarter, an increase of $2.3 million or 5 percent over the same period last year, reflecting additional work at Portsmouth, slightly offset by lower costs at NAC.

The gross profit for the first quarter was $26.7 million, a decrease of $15.5 million or 37 percent over the same period in 2009. The gross profit margin for the 2010 period was 7.7 percent compared to 8.3 percent in the first quarter of 2009.  Gross profit for the LEU segment was lower due to lower volumes sold and lower unit profit margins primarily as a result of a higher unit cost of sales. Gross profit for the U.S. government contracts segment increased $11.1 million reflecting fee recognition on certain contracts and higher NAC margins.

Selling, general and administrative expenses in the first quarter were $15.1 million, an increase of $0.6 million over the same period in 2009, primarily due to an increase in stock-based compensation expense of $0.9 million.

In March 2010, DOE provided $45 million in support of continued American Centrifuge activities. DOE made the $45 million available by taking the disposal obligation for a specific quantity of depleted uranium from USEC, which will release encumbered funds for investment in the American Centrifuge technology that USEC had otherwise committed to future depleted uranium disposition obligations. Under the agreement, USEC will match the $45 million on a cost-share basis.  In the three months ended March 31, 2010, USEC made qualifying American Centrifuge expenditures of $19.4 million. DOE’s contribution on a 50 percent pro rata basis, or $9.7 million, is recognized as other income in the three months ended March 31, 2010.

Advanced technology expense, primarily related to the demonstration of the American Centrifuge technology, was $25.7 million in the first quarter compared to $31.4 million in the first quarter of 2009.  For the quarter, the expense reflects the continued demobilization of the project while preparing the Lead Cascade for installation and operation of initial AC100 series centrifuge machines, as well as continued value engineering efforts to lower the capital cost of the AC100 machine. Advanced technology expense include expenses by NAC to develop its MAGNASTOR™ storage and transportation technology of $0.5 million during the first quarter compared to less than $0.1 million in the same period of 2009.

The income tax provision in the three months ended March 31, 2010 was $5.4 million which included a one-time charge of $6.5 million related to the change in tax treatment of Medicare Part D reimbursements as a result of the Patient Protection and Affordable Care Act as modified by the Reconciliation Act of 2010 signed into law at the end of March 2010. The charge is due to a reduction in the Company’s deferred tax asset as a result of a change to the tax treatment of Medicare Part D reimbursements. Under the legislation, the tax-deductible prescription drug costs will be reduced by the amount of the federal subsidy. Under Financial Accounting Standards Board guidance, the effect of changes in tax laws or rates on deferred tax assets and liabilities is reflected in the period that includes the enactment date, even though the changes may not be effective until future periods.

Cash Flow

At March 31, 2010, USEC had a cash balance of $32.5 million compared to $131.3 million at December 31, 2009. Cash flow used in operations in the first quarter was $42.9 million, compared to cash flow from operations of $23.8 million in the previous year.  The $66.7 million difference was largely due to a larger monetization of inventory to meet higher SWU sales in the first quarter of 2009 compared to the first quarter of 2010.  The increase in deferred revenue and decrease in accrued depleted uranium disposition in the first quarter, associated with DOE’s $45 million of cost-sharing in support of ACP activities, will not generate cash flow until surety bonds can be modified and cash collateral returned. Capital expenditures, primarily related to the American Centrifuge Plant, totaled $49.0 million during the first quarter compared to $117.1 million in the same period of 2009.

2010 Outlook Reiterated

We are reiterating our guidance for 2010. Specifically, in 2010 we expect revenue of approximately $2 billion and gross profits in a range of $100 to $120 million. We expect our gross profit margin to be in a range of approximately 5 percent to 6 percent. Below the gross profit line, we anticipate our selling, general and administrative expense to be approximately $60 million.

Spending related to the American Centrifuge project is restricted under our new revolving credit facility and will be dependent upon if and when additional capital becomes available. We expect total spending on the American Centrifuge project, both capitalized and expensed, to be approximately $110 to $120 million through June 30, 2010, which includes building a limited number of additional AC100 machines for the Lead Cascade testing program.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Changes to the electric power fuel cost adjustment from our current projection;

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium;

•	Ability to expand the existing credit facility or otherwise raise capital for investment in the ACP;

•	Movement and timing of customer orders;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers; and

•	Ability to underfeed the production process at the Paducah GDP and make additional uranium sales possible.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee for the American Centrifuge Plant, including our ability to address the technical and financial concerns raised by the U.S. Department of Energy (“DOE”) and the impact of a potential loan guarantee award to a competitor; our ability to raise capital beyond the $2 billion of loan guarantee funding for which we have applied; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project and the potential for termination of the project; our ability to meet milestones under the June 2002 DOE-USEC Agreement related to the deployment of the American Centrifuge technology; restrictions in our revolving credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; our ability to expand our revolving credit facility with additional commitments from financial institutions to increase the total capacity beyond $225 million; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government; limitations on our ability to compete for potential contracts with the U.S. government; changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. For a discussion of these risks and uncertainties and other factors that may affect our future results, please see Item 1A entitled “Risk Factors” and the other sections of our annual report on Form 10-K.  Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release except as required by law.

Contacts:

Investors:            Steven Wingfield (301) 564-3354
Media:                  Jeff Donald (301) 564-3418

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenue:
Separative work units	$266.6	$427.9
Uranium	15.6	28.6
U.S. government contracts and other	62.5	49.1
Total revenue	344.7	505.6
Cost of sales:
Separative work units and uranium	267.2	414.9
U.S. government contracts and other	50.8	48.5
Total cost of sales	318.0	463.4
Gross profit	26.7	42.2
Advanced technology costs	25.7	31.4
Selling, general and administrative	15.1	14.5
Other (income)	(9.7)	-
Operating (loss)	(4.4)	(3.7)
Interest expense	-	0.5
Interest (income)	(0.1)	(0.6)
(Loss) before income taxes	(4.3)	(3.6)
Provision (benefit) for income taxes	5.4	(1.5)
Net (loss)	$(9.7)	$(2.1)
Net (loss) per share – basic	$(.09)	$(.02)
Net (loss) per share – diluted	$(.09)	$(.02)
Weighted-average number of shares outstanding:
Basic	111.7	110.7
Diluted	111.7	110.7

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	March 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$32.5	$131.3
Accounts receivable, net	189.0	191.4
Inventories	1,282.7	1,301.2
Deferred income taxes	43.4	48.6
Other current assets	343.4	297.1
Total Current Assets	1,891.0	1,969.6
Property, Plant and Equipment, net	1,143.7	1,115.1
Other Long-Term Assets
Deferred income taxes	265.5	270.3
Deposits for surety bonds	155.3	158.3
Deferred financing costs, net	11.6	12.0
Goodwill	6.8	6.8
Total Other Long-Term Assets	439.2	447.4
Total Assets	$3,473.9	$3,532.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$131.6	$153.4
Payables under Russian Contract	-	134.8
Inventories owed to customers and suppliers	525.1	469.4
Deferred revenue and advances from customers	416.9	325.0
Total Current Liabilities	1,073.6	1,082.6
Long-Term Debt	575.0	575.0
Other Long-Term Liabilities
Depleted uranium disposition	108.8	155.6
Postretirement health and life benefit obligations	170.5	168.9
Pension benefit liabilities	178.5	176.6
Other liabilities	98.3	97.8
Total Other Long-Term Liabilities	556.1	598.9
Stockholders’ Equity	1,269.2	1,275.6
Total Liabilities and Stockholders’ Equity	$3,473.9	$3,532.1

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities
Net (loss)	$(9.7)	$(2.1)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9.7	7.1
Deferred income taxes	9.0	(3.2)
Other non-cash income on release of disposal obligation	(9.7)	-
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	2.4	(105.3)
Inventories – (increase) decrease	74.2	237.9
Payables under Russian Contract – (decrease)	(134.8)	(121.5)
Deferred revenue, net of deferred costs – increase	62.6	15.4
Accrued depleted uranium disposition	(46.8)	6.6
Accounts payable and other liabilities – (decrease)	(11.7)	(21.8)
Other, net	11.9	10.7
Net Cash Provided by (Used in) Operating Activities	(42.9)	23.8

Cash Flows Used in Investing Activities
Capital expenditures	(49.0)	(117.1)
Deposits for surety bonds – decrease (increase)	3.0	(20.6)
Net Cash (Used in) Investing Activities	(46.0)	(137.7)

Cash Flows Used in Financing Activities
Repayment and repurchases of senior notes	-	(95.7)
Payments for deferred financing costs	(7.5)	-
Tax benefit related to stock-based compensation	0.3	-
Common stock issued (purchased), net	(2.7)	(1.0)
Net Cash (Used in) Financing Activities	(9.9)	(96.7)
Net (Decrease)	(98.8)	(210.6)
Cash and Cash Equivalents at Beginning of Period	131.3	248.5
Cash and Cash Equivalents at End of Period	$32.5	$37.9
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$-	$1.8
Income taxes paid	14.7	2.2